UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 13, 2016

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in its reports filed with the Securities and Exchange Commission, Consolidated Water Co. Ltd. (the “Company”), through its 90.9%-owned subsidiary, Consolidated Water (Bahamas) Ltd. (“CW-Bahamas”), provides bulk water to the Water and Sewerage Corporation of The Bahamas (“WSC”), which distributes the water through its own pipeline system to residential, commercial and tourist properties on the Island of New Providence. Pursuant to a water supply agreement, CW-Bahamas was required to provide the WSC with at least 16.8 million gallons per week of potable water from its the Windsor water production facility, located in Nassau, New Providence (the “Windsor Plant”). This water supply agreement was scheduled to expire when CW-Bahamas delivered the total amount of water required under the agreement in July 2013, but at the request of the government of The Bahamas, CW-Bahamas continued to operate and maintain the Windsor plant to provide the government with additional time to decide whether or not it would extend the water supply agreement for the Windsor plant on a long-term basis. In August 2016, the Company submitted a proposal to the WSC to extend the water supply agreement on a take-or-pay basis for a 15 year period under a build, own and operate agreement.

CW-Bahamas generated revenues from the operation of the Windsor plant of approximately $4.0 million during the nine months ended September 30, 2016.

On December 13, 2016, the Company and the WSC executed a Letter of Acceptance, pursuant to which the WSC accepted the Company’s proposal to extend the water supply agreement for 15 years on a take-or-pay basis for a minimum of 14 million gallons per week. Pursuant to the Letter of Acceptance, the Company will be required to complete capital improvements to the Windsor plant which the Company estimates will cost approximately $8.9 million to ensure that the plant can meet its performance guarantees. The per gallon price for the water to be supplied under the extended agreement, excluding the pass-through energy component, is approximately 18% less than the current price. The remaining terms of the extension are substantially consistent with those of the original agreement.

The Company and the WSC intend to execute a formal amendment to the water supply agreement, until which point the Letter of Acceptance together with the Company’s proposal will serve as a binding agreement.

Note about forward-looking statements. Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the government of the State, its ability to finance, construct and operate the desalination plants profitably, its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ David W. Sasnett
Name:	David W. Sasnett
Title:	Executive Vice President & Chief Financial Officer

Date: December 19, 2016